UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 5, 2007

Interact Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-70932	65-1102865
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

550 Greens Parkway, Suite 230, Houston, Texas 77067
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (619) 342-7449

The Jackson Rivers Company

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 5, 2007 Interact Group Holdings, Inc. (f/k/a The Jackson Rivers Company) (the “Company”) entered into the material agreements described under Item 3.02 below.

 Item 2.03. Creation of a Direct Financial Obligation

On January 5, 2007 the Company entered into agreements that create material direct financial obligations. The agreements are more fully described in Item 3.02 below.

  Item 3.02. Unregistered Sales of Securities

On January 5, 2007, the Company entered into a Securities Purchase Agreement with four accredited investors (the "Investors") for an aggregate amount of (i) $260,000 in secured convertible notes, and (ii) warrants to purchase 10,000,000 shares of the Company’s common stock (the "Financing"). The Company anticipates that the proceeds of the Financing will be used for general working capital.

The Financing was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6) and/or Regulation D as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

The Financing was completed in one closing. The closing consisted of gross proceeds of $260,000, less financing costs of $10,000, for net proceeds of $250,000.

The Investors received three year convertible notes (the "Notes") bearing simple interest at 6% per annum. The Notes are convertible into the Company’s common stock at a price equal to 60% of the average of the lowest three trading prices during the 20 trading day period ending one trading day before the conversion date. In addition, we granted the Investors a further security interest in substantially all of our assets, including the assets of our wholly- owned subsidiaries, and intellectual property.

The parties also entered into a Registration Rights Agreement whereby we are required to file a registration statement with the SEC within 30 days of receipt of the investors’ demand, registering the common stock underlying the secured convertible notes and the warrants. If the registration statement is not declared effective within 90 days from the date of filing, we are required to pay liquidated damages to the investors. In the event that we breach any representation or warranty in the Securities Purchase Agreement, we may be required to pay liquidated damages in shares or cash, at our election. If paid in shares, such shares shall be issued at the conversion price at the time of payment.

The Investors received seven-year warrants to purchase a total of 10,000,000 common shares of the Company at a purchase price of $0.0007 per share.

Other than under these Agreements and under certain specified circumstances, should we issue shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly.

The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

The Investors have agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then-issued and outstanding shares of common stock.

The Company paid a finder’s fee of 10% of the net proceeds.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements

None

(b) Exhibits

Number	Description

4.1	Form of Stock Purchase Warrant

4.2	Form of Note

10.1	Securities Purchase Agreement dated January 5, 2007, by and among The Jackson Rivers Company and the investors named on the signature pages thereto.

10.2	Security Agreement dated January 5, 2007 by and among The Jackson Rivers Company and the secured parties signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACT GROUP HOLDINGS, INC.
(Registrant)

Date: January 11, 2007	By:	/s/ Jeffrey W. Flannery
Jeffrey W. Flannery, CEO